Exhibit 99.4

HUTCHINSON TECHNOLOGY INCORPORATED

Offer to Exchange	Offer to Purchase
8.50% Senior Secured Notes due 2017 for 3.25% Convertible Subordinated Notes due 2026 (CUSIP No. 448407AF3)	3.25% Convertible Subordinated Notes due 2026 (CUSIP No. 448407AF3) AND 8.50% Convertible Senior Notes due 2026 (CUSIP No. 448407AG1)

AND

Rights Offering

40,000 Units

Each Unit consisting of

$1,000 principal amount of 8.50% Senior Secured Second Lien Notes due 2017

and

a Warrant to purchase 96.725 shares of Common Stock,

issuable upon exercise of rights to subscribe for such Units

Pursuant to the Preliminary Prospectus and Offer to Purchase Dated February 6, 2012

TO:	BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Upon the terms and subject to the conditions described in the enclosed preliminary prospectus and offer to purchase dated February 6, 2012 (as it may be supplemented from time to time, the “Prospectus”), and set forth in the related Outstanding 3.25% Notes Letter of Transmittal and Outstanding 8.50% Notes Letter of Transmittal (collectively, and as any may be supplemented or amended from time to time, the “Letters of Transmittal”), Hutchinson Technology Incorporated (the “Company”) is offering to (1) exchange any and all of its outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Outstanding 3.25% Notes”) held by holders for its 8.50% Senior Secured Second Lien Notes due 2017 (the “New Notes”), in an amount equal to $900 principal amount of New Notes for each $1,000 principal amount of Outstanding 3.25% Notes exchanged (the “Exchange Offer”), (2) apply up to an amount of cash equal to the proceeds generated from the Rights Offering (as defined below) to purchase for cash up to $49,250,000 aggregate principal amount of its Outstanding 3.25% Notes, in an amount equal to $800 in cash for each $1,000 principal amount of Outstanding 3.25% Notes tendered (the “Outstanding 3.25% Notes Tender Offer”), and (3) to the extent that proceeds from the Rights Offering exceed the amount necessary to fund the Outstanding 3.25% Notes Tender Offer, apply an amount of cash equal to the lesser of any such excess Rights Offering Proceeds and $20.0 million to offer to purchase for cash up to $26,666,000 aggregate principal amount of its 8.50% Convertible Senior Notes due 2026 (the “Outstanding 8.50% Notes”), in an amount equal to $750 in cash for each $1,000 principal amount of Outstanding 8.50% Notes tendered (the “Outstanding 8.50% Notes Tender Offer”). Additionally, upon the terms and subject to the conditions described in the Prospectus and in the Rights Offering Subscription Form, the Company has distributed one right (each, a “Subscription Right”) to subscribe for one unit (each, “Unit”) for every $1,906.075 principal amount of Outstanding 3.25% Notes, which Subscription Rights may be exercised by holders of Outstanding 3.25% Notes participating in the Exchange Offer (the “Rights Offering,” and, together with the Exchange Offer, the Outstanding 3.25% Notes Tender Offer, and the Outstanding 8.50% Tender Offer, the “Offers”). Each Unit to be issued pursuant to the Rights Offering consists of (a) $1,000 principal amount of New Notes and (b) a warrant to purchase on a cashless basis 96.725 shares of our common stock, at an exercise price of $.01 per share for a period of ten years following the issue date. Holders of Outstanding 3.25% Notes participating in the Rights Offering will have the opportunity to subscribe for any additional Units not otherwise purchased in the Rights Offering (the “Additional Units”), subject to pro rata distribution of otherwise unsubscribed rights to Units among all such holders, pursuant to an oversubscription opportunity.

In connection with the Offers, we are requesting that you contact your clients for whom you hold Outstanding 3.25% Notes and/or Outstanding 8.50% Notes registered in your name or in the name of your nominee, or who hold Outstanding 3.25% Notes and/or Outstanding 8.50% Notes registered in their own names.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	the Prospectus;

2.	the Letters of Transmittal and Rights Offering Subscription Form for your use and for the information of your clients; and

3.	a form of letter that may be sent to your clients for whose account you hold Outstanding 3.25% Notes and/or Outstanding 8.50% Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offers.

YOUR PROMPT ACTION IS REQUESTED. THE OFFERS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON MARCH 6, 2012 WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF OUTSTANDING 3.25% NOTES AND OUTSTANDING 8.50% NOTES MAY BE WITHDRAWN AT ANY TIME BEFORE 9:00 A.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. OUTSTANDING 3.25% NOTES AND OUTSTANDING 8.50% NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

To participate in the Exchange Offer and/or the Outstanding 3.25% Notes Tender Offer, a duly executed and properly completed Outstanding 3.25% Notes Letter of Transmittal (or facsimile thereof) and any other required documents should be delivered to the exchange agent in accordance with the instructions described in the Prospectus and set forth in the Outstanding 3.25% Notes Letter of Transmittal. To participate in the Outstanding 8.50% Notes Tender Offer, a duly executed and properly completed Outstanding 8.50% Notes Letter of Transmittal (or facsimile thereof) and any other required documents should be delivered to the exchange agent in accordance with the instructions described in the Prospectus and set forth in the Outstanding 8.50% Notes Letter of Transmittal. Outstanding 3.25% Notes and Outstanding 8.50% Notes may also be tendered through The Depository Trust Company’s Automated Tender Offer Program.

To participate in the Rights Offering, a duly executed and properly completed Rights Offering Subscription Form (or facsimile or e-mail submission thereof) and any other required documents should be delivered to the subscription agent in accordance with the instructions described in the Prospectus and set forth in the Rights Offering Subscription Form. In addition, holders of Outstanding 3.25% Notes electing to participate in the Rights Offering should indicate such election on the Outstanding 3.25% Notes Letter of Transmittal by which they are tendering their Outstanding 3.25% Notes into the Exchange Offer.

Any questions you may have with respect to the Offers, or requests for additional copies of the enclosed materials, should be directed to the information agent for the Offers, whose address and telephone numbers are located on each of the Letters of Transmittal and the Rights Offering Subscription Form.

Very truly yours,

/s/ Hutchinson Technology Incorporated

Hutchinson Technology Incorporated

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF HUTCHINSON TECHNOLOGY INCORPORATED OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS, THE LETTERS OF TRANSMITTAL OR THE RIGHTS OFFERING SUBSCRIPTION FORM.